Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 27, 2022

A. O. Smith Reports Third Quarter Performance
Third Quarter 2022 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Net sales of $874.2 million, a decrease of 4% primarily driven by greater than anticipated residential water heater de-stocking activity, partially offset by previously announced inflation-related pricing actions
•Net earnings of $109.8 million, a decrease of 17%
•Earnings per share (“EPS”) of $0.71, a decrease of 13%
•Adjusted earnings1 of $106.6 million resulted in adjusted EPS1 of $0.69
•Reaffirm revised 2022 EPS guidance of $1.29 to $1.39 and adjusted EPS guidance of $3.05 to $3.15
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its third quarter 2022 results.
Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2022	Q3 2021	% Change YoY
Net sales	$874.2	$914.6	-4%
Net earnings	$109.8	$131.6	-17%
Adjusted earnings[1]	$106.6	$129.2	-17%
Diluted earnings per share	$0.71	$0.82	-13%
Adjusted earnings per share[1]	$0.69	$0.81	-15%
1Excludes legal judgment income, terminated acquisition-related expenses and non-operating pension income and expense

“As we announced on October 13, lower North America residential water heater industry demand challenged our results in the third quarter due to greater than anticipated wholesale inventory de-stocking activity, the impact of which more than offset the benefits of our 2021 price increases and higher volumes of commercial water heaters,” noted Kevin J. Wheeler, chairman and chief executive officer. “We saw higher shipments of commercial gas water heaters and boilers in the quarter as supply chain constraints continued to ease.”
Third quarter adjusted earnings and adjusted EPS of $0.69 excluded the following:
•A pre-tax gain of $11.5 million, or $0.05 per share after taxes, due to a judgment obtained against a competitor related to the infringement of one of the Company’s patents;
•Pre-tax expenses of $4.3 million, or $0.02 per share after taxes, associated with terminated acquisition costs; and
•Pre-tax non-operating pension expenses of $3.0 million, or $0.01 per share after taxes.
Segment-level Performance
North America
Third Quarter 2022
Third quarter sales of $652.9 million were essentially flat to last year as pricing actions taken in 2021, largely on water heaters, were offset by weaker residential water heater demand. The quarter benefited from continued strong demand for commercial gas water heater and boiler products. Giant Factories (Giant), a Canadian water heater company that the Company acquired in October 2021, added $25 million to sales in the quarter.
Segment earnings were $141.8 million and adjusted segment earnings were $132.9 million in the third quarter of 2022. Adjusted segment earnings, which excluded a pre-tax gain of $11.5 million due to a judgment against a competitor related to patent infringement and pre-tax non-operating pension expenses of $2.6 million, decreased 11% compared with adjusted segment earnings in the third quarter of 2021. The positive impacts to earnings from inflation-related 2021 price increases and higher commercial water heater volumes were more than offset by lower residential water heater volumes, costs associated with production inefficiencies and higher-cost materials, particularly steel. Manufacturing production capacity was adjusted in the third quarter to align with lower residential water heater industry demand. For the reasons noted above, adjusted segment operating margin of 20.4% declined compared with 22.7% in the third quarter of 2021.
Rest of World
Third Quarter 2022
Rest of World sales of $230.2 million decreased 13% year-over-year, including an unfavorable currency translation impact of approximately $16 million, of which $12 million related to sales in China. In local currency, segment sales decreased by approximately 6% year-over-year. The decrease in sales in the third quarter of 2022 was driven by lower consumer demand in China due to COVID-19-related lockdowns. Sales in India increased 16% in local currency in the third quarter of 2022 due to strong demand for our water heater and water treatment products.
Segment earnings of $21.8 million decreased 19% compared with the third quarter of 2021. In China, the impact of lower volumes was partially offset by lower selling and advertising costs. Segment operating margin of 9.5% declined 70 basis points compared with the third quarter of 2021. The decline in earnings was due primarily to COVID-19-related lockdowns in China. The decline in segment operating margin was primarily due to the negative impact of currency translation, partially offset by improvement in China operating margin.

Balance Sheet, Liquidity and Capital Allocation
As of September 30, 2022, cash and marketable securities balances totaled $417.1 million and debt totaled $287.8 million, resulting in a leverage ratio of 14.1% as measured by total debt-to-total capitalization.
Cash provided by operations was $214.7 million and free cash flow was $163.8 million in the first nine months of 2022, which decreased year-over-year. Incremental cash provided by higher earnings in the first nine months of 2022 compared with the prior year was more than offset by lower customer deposits in China, higher incentive payments in 2022 and additional working capital cash outlays for higher cost inventories that more than offset lower accounts receivable balances.
As part of its commitment to return capital to shareholders, the Company repurchased 4,472,500 shares at a cost of $282.0 million in the first nine months of 2022. As of September 30, 2022, authority remained to repurchase an additional approximately 2.6 million shares. The Company expects to spend $400 million repurchasing shares in 2022.
On October 12, 2022, the Company’s board of directors approved a 7% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 15%.
Pension Plan Termination
As the Company announced earlier this year, to de-risk its liability associated with its fully funded pension plan, the Company’s board of directors approved the termination of the Company’s largest defined benefit pension plan (“the Plan”), which represents over 95% of the Company’s pension liability, with a termination date of December 31, 2021. The Company has received a determination letter from the IRS allowing the Company to proceed with the termination of the Plan. The Plan was previously sunset for benefits earned on December 31, 2014. In 2022, the Company expects to annuitize the Plan’s remaining pension liability. The Plan settlement, which is expected to occur in the fourth quarter of 2022, will accelerate the recognition of approximately $445 million, or EPS of approximately $1.73, of non-cash, pre-tax pension expenses. In addition, to protect the Plan’s funded status, the Plan transferred its assets to lower risk investments in 2021. The impact of this transition will result in a lower rate of return on pension investments and accordingly, higher pension expenses in 2022, compared with previous years. The Company recognized $3.0 million of non-operating pension expenses in the third quarter of 2022 compared with $3.2 million of pension income in the third quarter of 2021.
Outlook
2022 Outlook
(in millions except per share amounts)

	2021	2022 Outlook
	Actual	Low End	High End
Net sales	$3,539	$3,715	$3,785
Diluted earnings per share	$3.02	$1.29	$1.39
Adjusted earnings per share[1]	$2.96	$3.05	$3.15
1Excludes estimated pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension income and expense

“Because we expect the normalization of North America residential industry volumes to persist through the remainder of 2022, we announced on October 13 and reaffirm today that we lowered our sales outlook for 2022 to an increase of between 5% and 7% year-over-year, including approximately $100 million from Giant. We also lowered our full year 2022 EPS outlook to be between $1.29 and $1.39 and our adjusted EPS outlook to be between $3.05 and $3.15, an increase over 2021 of 5% at the mid-point,” stated Wheeler. “As we closed out the third quarter, we adjusted our manufacturing to reflect lower North America industry residential water heater volumes and realized further supply chain improvements, particularly in our commercial business. As a result, we expect improved production efficiency combined with continued strength in the rest of our portfolio to drive sequential earnings improvement in the fourth quarter.”
The Company’s guidance excludes the potential impacts from future acquisitions and assumes the COVID-19-related shutdowns in China remain at current levels throughout the rest of the year and do not significantly impact our operations or our employees, customers or suppliers.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Third Quarter 2022 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension income and expenses, which are discussed earlier in this release. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand resulting primarily from channel inventory destocking; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and to its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19-related shutdowns there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$874.2	$914.6	$2,817.8	$2,543.4
Cost of products sold	569.2	574.3	1,836.8	1,593.1
Gross profit	305.0	340.3	981.0	950.3
Selling, general and administrative expenses	155.5	177.6	502.0	517.2
Interest expense	2.4	1.0	6.0	2.9
Other expense (income)	2.4	(4.7)	6.4	(13.6)
Earnings before provision for income taxes	144.7	166.4	466.6	443.8
Provision for income taxes	34.9	34.8	110.8	96.3
Net earnings	$109.8	$131.6	$355.8	$347.5
Diluted earnings per share of common stock(1)	$0.71	$0.82	$2.27	$2.15
Average common shares outstanding (000’s omitted)	155,075	160,628	156,663	161,707
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(unaudited) September 30, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$358.8	$443.3
Marketable securities	58.3	188.1
Receivables	564.2	634.4
Inventories	525.6	447.7
Other current assets	62.7	39.1
Total Current Assets	1,569.6	1,752.6
Net property, plant and equipment	583.6	606.7
Goodwill and other intangibles	969.1	992.6
Operating lease assets	31.3	32.5
Other assets	78.3	90.0
Total Assets	$3,231.9	$3,474.4
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$595.6	$745.9
Accrued payroll and benefits	71.0	113.4
Accrued liabilities	163.8	181.8
Product warranties	63.7	70.9
Debt due within one year	6.8	6.8
Total Current Liabilities	900.9	1,118.8
Long-term debt	281.0	189.9
Operating lease liabilities	23.5	22.3
Other liabilities	278.7	311.2
Stockholders’ equity	1,747.8	1,832.2
Total Liabilities and Stockholders’ Equity	$3,231.9	$3,474.4

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net earnings	$355.8	$347.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	56.5	58.0
Stock based compensation expense	10.4	10.3
Net changes in operating assets and liabilities:
Current assets and liabilities	(212.6)	(20.8)
Noncurrent assets and liabilities	4.6	(18.2)
Cash Provided by Operating Activities	214.7	376.8
Investing Activities
Capital expenditures	(50.9)	(45.3)
Acquisitions	(8.0)	(9.0)
Investment in marketable securities	(35.3)	(160.1)
Net proceeds from sale of marketable securities	152.5	79.1
Cash Provided by (Used in) Investing Activities	58.3	(135.3)
Financing Activities
Long-term debt incurred (repaid)	94.6	(6.8)
Common stock repurchases	(282.0)	(212.0)
Net (payments) proceeds from stock option activity	(1.6)	15.7
Dividends paid	(131.1)	(125.4)
Cash Used In Financing Activities	(320.1)	(328.5)
Effect of exchange rate changes on cash and cash equivalents	(37.4)	—
Net decrease in cash and cash equivalents	(84.5)	(87.0)
Cash and cash equivalents - beginning of period	443.3	573.1
Cash and Cash Equivalents - End of Period	$358.8	$486.1

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales
North America	$652.9	$658.2	$2,127.1	$1,814.7
Rest of World	230.2	263.1	716.1	748.6
Inter-segment sales	(8.9)	(6.7)	(25.4)	(19.9)
	$874.2	$914.6	$2,817.8	$2,543.4
Earnings
North America (1)(2)	$141.8	$151.8	$453.5	$423.9
Rest of World	21.8	26.8	64.7	60.9
Inter-segment earnings elimination	—	(0.1)	(0.1)	(0.1)
	163.6	178.5	518.1	484.7
Corporate expense (3)(4)	(16.5)	(11.1)	(45.5)	(38.0)
Interest expense	(2.4)	(1.0)	(6.0)	(2.9)
Earnings before income taxes	144.7	166.4	466.6	443.8
Tax provision	34.9	34.8	110.8	96.3
Net earnings	$109.8	$131.6	$355.8	$347.5

(1) includes pension expense (income) of:	$2.6	$(2.6)	$7.8	$(7.8)
(1) includes legal judgment income of:	(11.5)	—	(11.5)	—
(1) includes terminated acquisition-related expenses of:	4.3	—	4.3	—
(2) includes pension expense (income) of:	0.4	(0.6)	1.1	(1.7)

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Earnings (GAAP)	$109.8	$131.6	$355.8	$347.5
Legal judgment income, before tax	(11.5)	—	(11.5)	—
Pension expense (income), before tax	3.0	(3.2)	8.9	(9.5)
Terminated acquisition-related expenses, before tax	4.3	—	4.3	—
Tax effect on above items	1.0	0.8	(0.4)	2.4
Adjusted Earnings (non-GAAP)	$106.6	$129.2	$357.1	$340.4

Diluted EPS (GAAP)(1)	$0.71	$0.82	$2.27	$2.15
Legal judgment income per diluted share, before tax	(0.07)	—	(0.07)	—
Pension expense (income) per diluted share, before tax	0.02	(0.02)	0.06	(0.06)
Terminated acquisition-related expenses per diluted share, before tax	0.03	—	0.03	—
Tax effect on above items per diluted share	—	0.01	(0.01)	0.02
Adjusted EPS (non-GAAP)(1)	$0.69	$0.81	$2.28	$2.11
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2022	2021	2022	2021
Segment Earnings (GAAP)
North America	$141.8	$151.8	$453.5	$423.9
Rest of World	21.8	26.8	64.7	60.9
Inter-segment earnings elimination	—	(0.1)	(0.1)	(0.1)
Total Segment Earnings (GAAP)	$163.6	$178.5	$518.1	$484.7
Adjustments:
North America	$(8.9)	$(2.6)	$(3.7)	$(7.8)
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$(8.9)	$(2.6)	$(3.7)	$(7.8)
Adjusted Segment Earnings (non-GAAP)
North America	$132.9	$149.2	$449.8	$416.1
Rest of World	21.8	26.8	64.7	60.9
Inter-segment earnings elimination	—	(0.1)	(0.1)	(0.1)
Total Adjusted Segment Earnings (non-GAAP)	$154.7	$175.9	$514.4	$476.9

Additional Information
Adjustments: North America Segment
Pension expense (income), before tax	$2.6	$(2.6)	$7.8	$(7.8)
Legal judgment income, before tax	(11.5)	—	(11.5)	—
Total Adjustments	$(8.9)	$(2.6)	$(3.7)	$(7.8)

A. O. SMITH CORPORATION
Adjusted Corporate Expense
(dollars in millions)
(unaudited)
The following is a reconciliation of reported Corporate Expense to adjusted Corporate Expense (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2022	2021	2022	2021
Corporate Expense (GAAP)	$(16.5)	$(11.1)	$(45.5)	$(38.0)
Adjustments:
Corporate pension expense (income)	0.4	(0.6)	1.1	(1.7)
Terminated acquisition-related expenses	4.3	—	4.3	—
Corporate Expense (non-GAAP)	$(11.8)	$(11.7)	$(40.1)	$(39.7)

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended, September 30,
	2022	2021
Cash provided by operating activities (GAAP)	$214.7	$376.8
Less: Capital expenditures	(50.9)	(45.3)
Free cash flow (non-GAAP)	$163.8	$331.5

A. O. SMITH CORPORATION
2022 Adjusted EPS Guidance and 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2022 Guidance		2021
Diluted EPS (GAAP)	$ 1.29 - 1.39		$3.02
Estimated pension settlement charge	1.73	(1)	—
Pension expense (income)	0.06	(2)	(0.06)	(3)
Legal judgment income	(0.05)		—
Terminated acquisition-related expenses	0.02		—
Adjusted EPS (non-GAAP)	$ 3.05 - 3.15		$2.96
(1)Includes pre-tax pension settlement charges of $378.3 million and $66.7 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension expense of $10.5 million and $1.3 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension income of $10.5 million and $2.6 million, within the North America segment and Corporate expenses, respectively.